Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Gary Kohn
720-332-4374	720-332-8276
Tom.Fitzgerald@westernunion.com	Gary.Kohn@westernunion.com

Western Union Reports Second Quarter Results

Revenue of $1.3 Billion and EPS of $0.31

Reaffirms 2009 Outlook

Englewood, Colo., July 21, 2009 – The Western Union Company (NYSE: WU), a leader in the money transfer segment of global payments, today reported financial results for the second quarter.

Financial highlights for the quarter included:

•	Global consolidated revenue of $1.3 billion, a decrease of 7% compared to last year’s second quarter; or down 2% constant currency adjusted
•	GAAP and constant currency EPS of $0.31, flat to last year’s second quarter; or down 6% excluding the $23 million pre-tax restructuring expense incurred in the second quarter of 2008
•	EPS was impacted by $0.01 due to a $12 million reserve on the receivable from the Reserve International Liquidity Fund
•	Operating income margin of 27%
•	Year-to-date cash provided by operating activities of $606 million

Other highlights included:

•	Entered into a money-transfer agreement with Fifth Third Bank, with over 1,300 banking center locations in 12 states
•	Announced agreement to acquire Custom House, Ltd., a leading international business-to-business payments provider
•	Grew agent locations to 385,000

Western Union President and Chief Executive Officer Christina Gold said, “Our second quarter results were in line with expectations and we are pleased that Western Union is on track to achieve our full-year revenue and earnings targets. Global consumer-to-consumer transactions continued to grow for the period, and despite a challenging operating environment, we delivered strong margins and cash flow. In addition, we continued to make significant strategic progress on our growth initiatives, building on first quarter momentum.”

Consolidated Results

In the second quarter, revenue was $1.3 billion, down 7% from last year’s second quarter or down 2% constant currency adjusted. Operating income was $342 million, up 2% or down 5% excluding the restructuring expenses taken in the second quarter of 2008. Second quarter operating income margin was 27% compared to 25% in last year’s second quarter. Excluding restructuring expense, the second quarter 2008 operating margin was 27%.

Earnings per share were $0.31, flat compared to last year’s second quarter, or a 6% decrease excluding restructuring expense from last year. The tax rate for the second quarter was 26% and the company continues to expect a full-year 2009 tax rate of approximately 26%.

Capital Deployment & Liquidity

Western Union’s year-to-date cash flow from operations was $606 million and capital expenditures were $40 million. Through six months, Western Union repurchased approximately nine million shares for $100 million at an average price of $11.39 per share. The company maintains its target of $400 million in repurchases for 2009.

Cash on hand at quarter end was $1.8 billion. Total outstanding debt at quarter end was approximately $3.0 billion. The nearest-dated debt maturity is $1 billion due in November of 2011. The company has a commercial paper program that is fully backed by a $1.5 billion revolving credit facility that expires in 2012. At quarter end, there was no commercial paper outstanding and this facility was undrawn.

In the third quarter of 2008, the company reclassified $298 million from cash to a receivable pending receipt from the Reserve International Liquidity Fund. In January 2009 Western Union received $194 million and in June 2009 received $41 million from the Fund resulting in total collections of $235 million and a remaining receivable of $63 million at quarter end. In the second quarter management established a reserve of $12 million against the remaining receivable which impacted “Total other expenses, net” by $12 million, or earnings per share by $0.01.

Consumer-to-Consumer (C2C)

The consumer-to-consumer segment, representing 85% of Western Union’s revenue, posted revenue of $1.1 billion in the second quarter, a decrease of 7%, or down 2% constant currency adjusted. Operating income was down 4% on an operating income margin that improved to 28% from 27% in last year’s second quarter. Western Union handled 49 million C2C transactions, a 3% increase over the second quarter of 2008.

For the international portion of C2C, revenue declined 5%, or was up 1% constant currency adjusted, on transaction growth of 8%. Revenue from the subset of the international business, those transactions that originate outside of the United States, declined 5%, or increased 3% constant currency adjusted, on transaction growth of 12% during the quarter.

The difference between revenue and transaction growth rates for the segment, particularly within the international C2C business and the international transactions that originate outside of the U.S., narrowed slightly compared to the first quarter to about 10 percentage points. Four factors contributed to the C2C segment’s difference in revenue and transaction growth rates: currency translation, geographic mix, product mix between intra- and cross-border transfers, and pricing. In the second quarter, currency translation totaled half of the difference and the impact from the other factors has remained relatively consistent with the last several quarters. The company continues to expect pricing decreases for the full-year to be 2% of revenue.

EMEASA

The Europe, Middle East, Africa and South Asia (EMEASA) region, which represents 45% of Western Union revenue, saw revenue decline 5% and transactions grow 11% compared to last year’s second quarter.

Performance in the Gulf States was strong, but transaction and revenue growth slowed from the first quarter. Western Europe, with the exception of Spain where unemployment remains a significant factor, saw stable transaction growth rates compared to the first quarter. India achieved revenue growth of 11% and transaction growth of 27% in the quarter.

An important element of Western Union’s growth strategy in Europe was the acquisition of FEXCO’s money transfer business. The acquisition added a sales force and operating platform that better positions Western Union for the upcoming implementation of the Payment Services Directive throughout the European Union. The integration is on track and the combined sales force is making progress signing agents in new classes of trade that are now able to offer money-transfer services. These agents will extend Western Union’s reach to new customer segments.

Americas

The Americas region, which represents 32% of Western Union revenue, reported a revenue decline of 11% compared to last year’s second quarter while transactions decreased by 5%. The domestic money transfer business saw revenue decline 12% in the quarter on a transaction decline of 8%.

The Mexico business, which is 6% of Western Union revenue, had a revenue decline of 20% and a transaction decline of 15% in the quarter. Results for Mother’s Day, which is an important send holiday, were as expected, but the results in this corridor as well as in the U.S. continue to be impacted by challenges related to the economy.

The U.S. outbound business, which is the largest component of the Americas region, has had transaction trends remain stable to the previous three quarters.

The Americas team is focused on growth and made progress on certain initiatives: Fifth Third Bank was signed extending the Americas banking strategy, the test of the Western Union MoneyWise™ Visa® prepaid card was expanded, and Western Union began offering reloadable Visa debit cards to a group of the 8 million gold card members in the United States. These initiatives expand and diversify distribution channels as well as broaden Western Union’s reach to new customers.

APAC

The Asia Pacific (APAC) region, which represents 8% of Western Union revenue, had 19% transaction growth while revenue was flat compared to the second quarter of 2008. In the quarter, China revenue declined 10% on transaction growth of 1%.

Global Payments (formerly Consumer-to-Business)

The Global Payments segment represents 13% of Western Union’s revenue. Revenue for the quarter was $164 million, a decrease of 8% from second quarter 2008. Operating income was down 11% with an operating margin of 27% compared to 28% in the second quarter of 2008.

This segment continues to have its revenue and margins impacted by a decline in demand for U.S. bill payment services, as many American consumers who are likely to use this service have difficulty paying bills and obtaining credit.

An important step in growing this segment is product and geographic expansion. The launch of bill payment service in Panama and Peru are on track, and Western Union is working diligently toward offering payment service in Brazil.

Another key initiative is the pending acquisition of Custom House, Ltd. This acquisition will allow Western Union to enter a new growth market and to diversify its product portfolio by providing international business-to-business payment solutions for small and medium enterprises. The acquisition is expected to close in the third quarter.

Key Agent Signings

Western Union and Fifth Third Bank, with over 1,300 banking center locations in 12 states, entered an agreement to offer the Western Union® global money-transfer service. The new service offering for Fifth Third account holders and walk-in consumers, will be available in the next several months.

Scotiabank, one of North America’s premier financial institutions and Canada’s most international bank, and Western Union recently extended their agreement to offer the Western Union global money-transfer service online and across the more than 1,015 Scotiabank branches in Canada.

Western Union signed an agreement with Nuestra Señora de la Asunción to begin offering the Western Union global money-transfer service in place of their own brand. This agent operates 66 locations in Argentina and Paraguay, an important Latin American corridor.

Within EMEASA recent agent signings include: Union Bank in Sri Lanka, Janata Bank, the second largest government sector bank in Bangladesh, the Istituto Centrale delle Banche Popolari Italiane in Italy under which various regional banks will offer Western Union® global money-transfer service, and the Garanti Bank in Turkey expanding Western Union’s account-to-cash service.

Also in EMEASA, Western Union and POSTE MAROC, Morocco’s postal services provider, celebrated a decade of successful collaboration and reaffirmed their commitment by renewing their multi-year contract.

In India, CMS Ltd has been added as a subagent of Paul Merchants Ltd, an existing Western Union agent. CMS Ltd, through its large network of franchisees, offers public services, like utility payments and applications for public services, under contracts with the governments of several Indian states. Paul Merchants and CMS plan to roll-out about 1,400 locations over the next several months.

In Asia Pacific Western Union signed a five year renewal with Vientinbank in Vietnam under which the bank becomes a direct agent.

On the mobile money transfer front, Zain, the leading mobile operator in the Middle East and Africa, and Western Union announced an alliance to deliver cross-border mobile money transfer service to customers in those regions.

Outlook

The company reaffirms its 2009 revenue and EPS outlook that was provided during the first quarter earnings release. The company expects constant currency revenue to be down 2% to 5%; GAAP revenue to be down 5% to 8%; constant currency EPS of $1.16 to $1.26; GAAP EPS of $1.18 to $1.28; and cash flow from operations to exceed $1.1 billion.

Gold concluded, “Western Union continues to invest its significant financial resources and leverage our brand and network in a variety of opportunities that will grow our business, open new channels, introduce new products and attract new consumers. Specifically, we have added additional banks to our U.S. agent network, announced key alliances in mobile money transfer, and continue to pursue opportunities related to the European Payment Services Directive. Also, in an effort to expand our market opportunity into the broader payments category, we have announced an exciting initiative in the prepaid debit card market and announced our plan to acquire Custom House. Our business model with its strong balance sheet clearly gives us a competitive advantage.”

As a reminder, the 2009 outlook does not include the pending Custom House acquisition. Following the anticipated third-quarter close, management expects approximately $0.01 dilution to 2009 earnings per share, with the largest portion attributable to expensing of transaction-related costs, and the acquisition to benefit revenue by less than 1% in 2009.

Non-GAAP Measures

Western Union presents a number of non-GAAP measurements because management believes that these metrics provide more meaningful information than GAAP metrics alone. These non-GAAP measurements include revenue decline constant currency adjusted, earnings per share change excluding 2008 restructuring expenses, earnings per share constant currency adjusted, 2009 operating income growth and 2008 margin excluding 2008 restructuring expenses, consumer-to-consumer segment revenue decline constant currency adjusted, international consumer-to-consumer revenue decline constant currency adjusted, international consumer-to-consumer excluding United States originated transactions revenue decline constant currency adjusted, and 2009 revenue and earnings per share constant currency adjusted guidance.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Currency

Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, which would not have occurred if there had been a constant currency rate. The measurement also assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Restructuring Expenses

In the second quarter of 2008, Western Union incurred $23 million in restructuring expenses of which $20 million was included in cost of services and $3 million was included in selling, general and administrative expense. The restructuring expenses were not included in the operating segments results.

Restructuring expenses include expenses related to severance, outplacement and other employee-related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to existing company facilities and third-party providers.

Investor and Analyst Conference Call and Slide Presentation

Western Union President and Chief Executive Officer Christina Gold will host a conference call and webcast including slides, at 8:00 a.m. Eastern Time today. Joining Christina on the conference call will be Scott Scheirman, Executive Vice President and Chief Financial Officer. To listen to the conference call live via telephone, dial 866-203-2528 (U.S.) or +1-617-213-8847 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 29447979.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com/investor. Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through July 28, 2009, at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 13447331. A webcast replay will be available at http://ir.westernunion.com/investor for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the Risk Factors section and throughout the Annual Report on Form 10-K for the year ended December 31, 2008. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents, or the value of, or our ability to recover our investments; changes in immigration laws, patterns and other factors related to migrants; technological changes, particularly with respect to e-commerce; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing, and/or changing regulatory or enforcement interpretations of those laws; our ability to attract and retain qualified key employees and to manage our workforce successfully; changes in foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; significantly slower growth or declines in the money transfer market and other markets in which we operate; failure to implement agent contracts according to schedule; our ability to maintain our agent network and biller relationships under terms consistent with or more advantageous to us than those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents and consumers, or non-performance by our banks, lenders, other financial services providers or insurers; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; our ability to favorably resolve tax matters with the Internal Revenue Service and other tax jurisdictions; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations and card-based payment providers; our failure to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; adverse consequences from our spin-off from First Data Corporation, including resolution of certain ongoing matters; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; cessation of various services provided to us by third-party vendors; catastrophic events; and management’s ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in the money transfer segment of global payments. Together with its Vigo, Orlandi Valuta and Pago Fácil branded payment services, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. Western Union, Vigo and Orlandi Valuta operate through a combined network of more than 385,000 Agent locations in 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Change	2009	2008	Change
Revenues:
Transaction fees	$999.9	$1,081.3	(8)%	$1,958.4	$2,102.1	(7)%
Foreign exchange revenue	217.2	232.3	(7)%	422.3	442.3	(5)%
Commission and other revenues	37.2	33.5	11%	74.8	68.6	9%

Total revenues	1,254.3	1,347.1	(7)%	2,455.5	2,613.0	(6)%

Expenses:
Cost of services (a)	700.3	799.4	(12)%	1,369.4	1,558.0	(12)%
Selling, general and administrative (a)	212.3	211.5	0%	403.5	409.5	(1)%

Total expenses	912.6	1,010.9	(10)%	1,772.9	1,967.5	(10)%

Operating income	341.7	336.2	2%	682.6	645.5	6%

Other income/(expense):
Interest income	2.8	12.7	(78)%	6.5	30.4	(79)%
Interest expense	(39.8)	(43.3)	(8)%	(79.8)	(88.3)	(10)%
Derivative gains/(losses), net	0.8	(2.4)	(b )	(2.8)	4.4	(b )
Other (expense)/income, net	(9.8)	4.8	(b )	(5.6)	8.5	(b )

Total other expense, net	(46.0)	(28.2)	63%	(81.7)	(45.0)	82%

Income before income taxes	295.7	308.0	(4)%	600.9	600.5	0%
Provision for income taxes	75.5	76.5	(1)%	156.8	161.9	(3)%

Net income	$220.2	$231.5	(5)%	$444.1	$438.6	1%

Earnings per share:
Basic	$0.31	$0.31	0%	$0.63	$0.59	7%
Diluted	$0.31	$0.31	0%	$0.63	$0.58	9%

Weighted-average shares outstanding:
Basic	700.6	736.5		703.8	741.6
Diluted	702.7	747.5		705.2	752.2

(a)	For the three months ended June 30, 2008, cost of services and selling, general and administrative expenses include restructuring and related expenses of $19.5 million and $3.4 million, respectively and $41.9 million and $5.2 million for the six months ended June 30, 2008, respectively.

(b)	Calculation not meaningful

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,782.4	$1,295.6
Settlement assets	1,219.7	1,207.5
Property and equipment, net of accumulated depreciation of $309.4 and $284.0, respectively	194.0	192.3
Goodwill	1,851.6	1,674.2
Other intangible assets, net of accumulated amortization of $308.4 and $276.5, respectively	403.2	350.6
Other assets	408.3	858.1

Total assets	$5,859.2	$5,578.3

Liabilities and Stockholders’ Equity/(Deficiency)
Liabilities:
Accounts payable and accrued liabilities	$371.4	$385.7
Settlement obligations	1,219.7	1,207.5
Income taxes payable	450.8	381.6
Deferred tax liability, net	260.4	270.1
Borrowings	3,049.8	3,143.5
Other liabilities	221.5	198.0

Total liabilities	5,573.6	5,586.4

Stockholders’ equity/(deficiency):
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 701.4 shares and 709.6 shares, respectively, issued and outstanding	7.0	7.1
Capital surplus/(deficiency)	7.8	(14.4)
Retained earnings	373.2	29.2
Accumulated other comprehensive loss	(102.4)	(30.0)

Total stockholders’ equity/(deficiency)	285.6	(8.1)

Total liabilities and stockholders’ equity/(deficiency)	$5,859.2	$5,578.3

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$444.1	$438.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.8	69.3
Stock compensation expense	16.2	13.5
Other non-cash items, net	28.6	12.0
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	10.7	(34.3)
Accounts payable and accrued liabilities	(24.0)	28.4
Income taxes payable	67.7	37.4
Other liabilities	(9.8)	(4.6)

Net cash provided by operating activities	606.3	560.3

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(5.5)	(40.7)
Capitalization of purchased and developed software	(6.5)	(11.3)
Purchases of property and equipment	(27.9)	(28.5)
Acquisition of business, net of cash acquired	(145.2)	—
Proceeds from receivable for securities sold	234.9	—
Notes receivable issued to agents	—	(1.0)
Repayments of notes receivable issued to agents	11.1	13.7

Net cash provided by/(used in) investing activities	60.9	(67.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (repayments)/proceeds of commercial paper	(82.8)	30.8
Net proceeds from issuance of borrowings	496.6	—
Principal payments on borrowings	(500.0)	—
Proceeds from exercise of options	5.9	214.2
Common stock repurchased	(100.1)	(656.0)

Net cash used in financing activities	(180.4)	(411.0)

Net change in cash and cash equivalents	486.8	81.5
Cash and cash equivalents at beginning of period	1,295.6	1,793.1

Cash and cash equivalents at end of period	$1,782.4	$1,874.6

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(in millions)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009	2008	Change		2009	2008	Change
Revenues:
Consumer-to-Consumer:
Transaction fees	$835.6	$905.0	(8)%		$1,621.2	$1,739.6	(7)%
Foreign exchange revenue	216.5	231.5	(6)%		420.8	440.8	(5)%
Other revenues	13.4	8.9	51%		27.2	18.8	45%

Total Consumer-to-Consumer:	1,065.5	1,145.4	(7)%		2,069.2	2,199.2	(6)%

Global Payments:
Transaction fees	154.2	166.4	(7)%		317.2	343.0	(8)%
Other revenues	10.2	13.0	(22)%		21.4	26.2	(18)%

Total Global Payments:	164.4	179.4	(8)%		338.6	369.2	(8)%

Total Other Revenue:	24.4	22.3	9%		47.7	44.6	7%

Total consolidated revenues	$1,254.3	$1,347.1	(7)%		$2,455.5	$2,613.0	(6)%

Operating income:
Consumer-to-Consumer	$293.6	$305.8	(4)%		$580.3	$579.1	0%
Global Payments	44.1	49.7	(11)%		94.6	105.9	(11)%
Other	4.0	3.6	11%		7.7	7.6	1%

Total segment operating income	$341.7	$359.1	(5)%		$682.6	$692.6	(1)%
Restructuring and related expenses	—	(22.9)	(a	)	—	(47.1)	(a	)

Total consolidated operating income	$341.7	$336.2	2%		$682.6	$645.5	6%

Operating income margin:
Consumer-to-Consumer	27.6%	26.7%	90	bp	28.0%	26.3%	170	bp
Global Payments	26.8%	27.7%	(90	)bp	27.9%	28.7%	(80	)bp
Other	16.4%	16.1%	30	bp	16.1%	17.0%	(90	)bp
Total consolidated operating income margin	27.2%	25.0%	220	bp	27.8%	24.7%	310	bp

Depreciation and amortization:
Consumer-to-Consumer	$30.9	$27.2	14%		$60.7	$53.3	14%
Global Payments	4.8	5.6	(14)%		9.5	10.7	(11)%
Other	1.4	1.1	27%		2.6	2.2	18%

Total segment depreciation and amortization	$37.1	$33.9	9%		$72.8	$66.2	10%
Restructuring and related expenses	—	2.6	(a	)	—	3.1	(a	)

Total consolidated depreciation and amortization	$37.1	$36.5	2%		$72.8	$69.3	5%

(a)	Calculation not meaningful

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	Change	2009	2008	Change
Transactions
Consumer-to-Consumer	48.7	47.1	3%	94.6	90.2	5%
Global Payments	104.6	101.5	3%	210.5	205.0	3%

Revenue
Consumer-to-Consumer	$1,065.5	$1,145.4	(7)%	$2,069.2	$2,199.2	(6)%
Global Payments	$164.4	$179.4	(8)%	$338.6	$369.2	(8)%

	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009
Consumer-to-Consumer Transaction
Growth/(Decline) (a)
EMEASA		11%			13%
Americas		(5)%			(4)%
APAC		19%			22%
Consumer-to-Consumer		3%			5%

Consumer-to-Consumer Revenue
Growth/(Decline) (a)
EMEASA		(5)%			(5)%
Americas		(11)%			(9)%
APAC		0%			1%
Consumer-to-Consumer		(7)%			(6)%

	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009
Consumer-to-Consumer Transaction
Growth/(Decline) (a)
International (b)		8%			9%
Domestic (c)		(8)%			(8)%
Mexico (d)		(15)%			(13)%
Consumer-to-Consumer		3%			5%

Consumer-to-Consumer Revenue Decline
International (b)		(5)%			(4)%
Domestic (c)		(12)%			(11)%
Mexico (d)		(20)%			(15)%
Consumer-to-Consumer		(7)%			(6)%

(a)	In determining the revenue and transaction growth rates under this regional view, the geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid, with each transaction and the related revenue being split 50% between the two regions. For those money transfer transactions that are initiated and paid in the same region, 100% of the revenue is attributed to that region.

(b)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (c) and (d) below.

(c)	Represents all transactions between and within the United States and Canada.

(d)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share amounts)

(unaudited)

Western Union’s management has presented: (1) Earnings per share change, 2009 operating income growth and 2008 operating income margin, excluding 2008 restructuring and related expenses, (2) Consolidated and consumer-to-consumer segment revenue decline, international consumer-to-consumer revenue decline and international consumer-to-consumer excluding United States originated transactions revenue decline, excluding the impact of translating foreign currency denominated amounts into United States dollars; (3) Earnings per share, excluding the impact of translating foreign currency denominated amounts into United States dollars; (4) 2009 revenue outlook, excluding the estimated impact of translating foreign currency denominated amounts into United States dollars; and (5) 2009 EPS outlook, excluding the estimated impact of translating foreign currency denominated amounts into United States dollars. Western Union's management believes these non-GAAP measures provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.

A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

	Three Months Ended June 30,
	2009	2008

Net income, as reported (GAAP)	$220.2	$231.5

Adjustment:
Restructuring and related expenses, net of income tax benefit of $10.2 million for the three months ended June 30, 2008 (a)	—	12.7

Net income, adjusted	$220.2	$244.2

Earnings per share (“EPS”):
As reported (GAAP)	$0.31	$0.31
Restructuring and related expenses (a)	—	0.02

Adjusted	$0.31	$0.33

Diluted weighted-average shares outstanding	702.7	747.5

Growth/(decline):
EPS, as reported (GAAP)	0%
EPS, adjusted	(6)%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended June 30,
	2009	2008

Revenues	$1,254.3	$1,347.1

Operating income, as reported (GAAP)	$341.7	$336.2

Adjustment:
Restructuring and related expenses (a)	—	22.9

Operating income, adjusted	$341.7	$359.1

Operating income growth, as reported (GAAP)	2%
Operating income decline, adjusted	(5)%

Operating income margin, as reported (GAAP)	27.2%	25.0%
Operating income margin, adjusted	27.2%	26.7%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

(unaudited)

	Three Months Ended June 30,
	Consolidated	Consumer-to- Consumer Segment	International Consumer-to- Consumer	International Consumer-to- Consumer excluding United States originated transactions

2009 Revenues, as reported (GAAP)	$1,254.3	$1,065.5	$875.0	$712.5

Adjustments:

Reversal of impact from translation of foreign currency denominated amounts into United States dollars (b)	60.1	55.2	53.5	53.5

2009 Revenues, adjusted	$1,314.4	$1,120.7	$928.5	$766.0

2008 Revenues, as reported (GAAP)	$1,347.1	$1,145.4	$919.5	$747.3

Revenue decline, as reported (GAAP)	(7)%	(7)%	(5)%	(5)%
Revenue (decline)/growth, adjusted	(2)%	(2)%	1%	3%

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share amounts)

(unaudited)

Three Months Ended June 30, 2009

Net income, as reported (GAAP)	$220.2

Adjustment:
Reversal of impact from translation of foreign currency denominated amounts into United States dollars, net of income tax expense of $1.1 million (b)	(4.2)

Net income, adjusted	$216.0

Earnings per share (“EPS”):
As reported (GAAP)	$0.31
Impact from translation of foreign currency denominated amounts into United States dollars (b)	—

Adjusted	$0.31

Diluted weighted-average shares outstanding	702.7

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

2009 Revenue Outlook

	Range

Revenue declines GAAP basis	(5)%	(8)%

Adjustments:
Reversal of estimated impact of translation of foreign currency denominated amounts into United States dollars (c)	3%	3%

Adjusted estimated revenue declines	(2)%	(5)%

2009 EPS Outlook
	Range

EPS guidance GAAP basis	$1.18	$1.28

Adjustments:
Reversal of estimated impact from translation of foreign currency denominated amounts into United States dollars (c)	(0.02)	(0.02)

Adjusted EPS guidance	$1.16	$1.26

Refer to footnote explanations at the end of this “Reconciliation of Non-GAAP Measures” section.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

(a)	2008 restructuring and related expenses relate to severance, outplacement and other employee related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to existing Company facilities and third party providers. The restructuring and related expenses are included in cost of services and selling, general and administrative expense lines of the consolidated statements of income, and are not allocated to the segments.

(b)	Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges was consistent with the prior year.

(c)	Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In addition, to compute constant currency earnings per share, the Company assumes the estimated impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.